                                                                      EXHIBIT 18

June 9, 2004

The Gymboree Corporation
700 Airport Boulevard, Suite 200
Burlingame, CA 94010

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended May 1, 2004, of the facts relating to the change in the accounting method for inventory valuation from the retail method to the lower of cost or market method, determined on a weighted average basis. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of The Gymboree Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The Gymboree Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 31, 2004.

Yours truly,

/s/ Deloitte and Touche LLP
San Francisco, California